Exhibit 10.5

Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011 USA
Phone: 717.763.7064
Fax: 717.763.6424
Web: www.harsco.com

April 28, 2014
Revised April 29, 2014

Christopher J. Stump
163 Hamilton Road
Lancaster, PA 17603

Dear Chris:

On behalf of Harsco Corporation, I wish to confirm our verbal offer of employment for the position of VP and Corporate Controller at an annual salary of $300,000 (Three Hundred Thousand Dollars). You can expect to receive your annual performance review in December 2014. In addition, we are extending a one-time sign on bonus of $65,000.00 (Sixty-Five Thousand Dollars) subject to applicable taxes and repayment on a pro-rated basis if you voluntarily terminate your employment or are terminated for cause within 18 months of your start date. This sign on bonus will be paid within 30 days of your start date.

Effective in the 2014 plan year, you will be eligible for supplemental compensation annually as a participant in the Company’s Annual Incentive Plan. Based on the achievement of Harsco’s overall objectives the target award available to you will be 40% of your base earnings for the Plan Year and the maximum will be 80%. Any award for the 2014 Plan Year will be prorated to reflect your actual months of service during the current year. Plan design and payout criteria in this reward program are reviewed periodically, are subject to change and are at the sole discretion of the Harsco Board of Directors.

Beginning with the 2014 Plan year, you will be eligible to participate in the Harsco Long-Term Incentive (LTIP) Plan at an annual target level of 48% of your base salary.  You will be eligible to participate in the cycle starting in 2014. The current Plan provides a combination of restricted stock units (RSUs), stock appreciation rights (SARs) and performance share units (PSUs) to eligible participants. Participation is subject to the terms of the Plan.  Plan design, share ownership requirements, participation and any grants in this reward program are reviewed annually, are subject to change and are at the sole discretion of the Harsco Board of Directors.  Your inclusion in the list of Plan participants reflects the value we place on your role within the global Harsco team.

In this position you will report directly to me in the interim until Harsco names a Chief Financial Officer, and will be responsible for the range of duties as discussed in your interviews. Of course, other duties and responsibilities may be assigned, as Harsco's business needs and your demonstrated abilities may permit.

Due to the circumstances surrounding recent leadership changes at Harsco, your offer includes a guarantee of severance equal to a minimum of six months (6) of your annual base salary, in the unlikely event of your termination by Harsco for any reason other than cause. This guarantee will expire one year (1) after the start date of the Harsco Chief Financial Officer (expected to be named summer 2014), at which time you will be subject to the then prevailing Harsco severance policy.

You will be eligible for benefits described on the included attachment. Details of the benefits will be provided at orientation. On the specific subject of vacation, you will be granted 20 days pro-rated for 2014 and will remain at that level until reaching the next threshold in the vacation schedule. You will also receive 2 personal days for the remainder of 2014 and will follow Harsco’s Holiday Schedule going forward.

Please be aware that, since your position will involve significant access to Harsco confidential information and/or valuable business relationships, you will be required to sign the Harsco Confidentiality and Non-Competition Agreement as a condition of our employment offer.

This offer is also contingent upon successful completion of a background check and drug screen, which must be accomplished prior to starting employment. We will be in contact with you to make arrangements to have the drug screen completed at a convenient facility.

Exhibit 10.5

While we hope our relationship will be mutually beneficial, it needs to be emphasized that our relationship (as with all of our employees) is “at-will”, that is, you or the Company can end the relationship for any reason and at any time, with or without cause or advance notice.

We look forward to your formal acceptance of our offer so that you may begin your employment with us on a mutually agreed upon date. Please note your acceptance by signing and returning the enclosed copy of this letter. Should you have any questions, please contact Kara Eppley, HR Business Partner - Corporate Services, at (717) 612-5632.

Sincerely,

/s/ F. Nicholas Grasberger                /s/ Christopher J. Stump    4/30/2014
F. Nicholas Grasberger                Accepted        Date
President & Chief Operating Officer